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------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number: 3235-0287
[ ] Check this box if no                                                                              Expires: January 31, 2005
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person(s)
Reddy               C.N.                        Alliance Semiconductor Corporation (ALSC)        to Issuer (Check all applicable)
-------------------------------------------  ----------------------------------------------       X  Director       X  10% Owner
    (Last)        (First)         (Middle)   3. I.R.S. Identification     4. Statement for      ----               ---
c/o Alliance Semiconductor Corporation          Number of Reporting          Month/Year           X  Officer (give    Other (specify
2575 Augustine Drive                            Person, if an entity         May 2002           ---- title below)  --- below)
-------------------------------------------     (Voluntary)               -----------------
                  (Street)                                                5. If Amendment,      Executive Vice Presidents
Santa Clara         CA              95054                                    Date of Original   for Investments
-------------------------------------------                                   (Month/Year)      ------------------------------------
    (City)        (State)           (Zip)                                                     7. Individual or Joint/Group Filing
                                                                           -----------------     (Check Applicable)
                                                                                                  X    Form filed by One
                                                                                                 ----  Reporting Person
                                                                                                       Form filed by More than
                                                                                                 ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Common Stock                      5/03/02  S             25,000    D       $9.40
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Common Stock                      5/07/02  S             25,000    D       $9.20
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Common Stock                      5/08/02  S             42,500    D       $9.87
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Common Stock                      5/13/02  S             25,000    D       $9.217
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Common Stock                      5/14/02  S             50,000    D       $9.77
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Common Stock                      5/15/02  S             50,000    D       $9.83
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Common Stock                      5/22/02  S             25,000    D       $9.20
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Common Stock                      5/30/02  S             25,000    D       $8.75
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Common Stock                      5/31/02  S             25,000    D       $9.16        5,829,350             D
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                                                                                          677,500             I        by C.N. Reddy
                                                                                                                       Investments,
                                                                                                                       Inc.
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
 *If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                   /s/ C.N. Reddy                       6/10/02
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
      If space is insufficient, see Instruction 6 for procedure.                  **Signature of Reporting Person    Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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